EXHIBIT 99.1

Wherify Wireless Announces New Stock Symbol

Wherify Wireless to Start Trading as WFYW Effective August 5, 2005

REDWOOD SHORES, CA – August 4, 2005 – Wherify Wireless, Inc. (IQBX: OTCBB) today announced that it will commence trading under a new stock symbol effective August 5, 2005. Due to the recent completion of the merger between IQ Biometrix and Wherify Wireless, Inc., the company’s stock trading symbol on the Over-The-Counter Bulletin Board is being changed from IQBX to WFYW.

About Wherify Wireless, Inc

Wherify Wireless, Inc. (IQBX:OTCBB) is a leading developer of patented wireless location products and services for family safety and communications, and law enforcement and security technology solutions. The company’s portfolio of intellectual property includes its proprietary integration of the US Government’s Global Positioning System (GPS) and wireless communication technologies; its patented back-end location service; the Wherifone™ GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special medical needs, to stay connected and in contact with each other; and its FACES™ industry-leading facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Founded in 1998, the company is located in Redwood Shores, California.

Note Regarding Forward-Looking Statements

Statements in this press release regarding Wherify, future financial and operating results, benefits and synergies of the transaction, future opportunities for the company and any other statements about managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to successfully integrate Wherify’s and IQB’s operations and employees, Wherify’s financial condition, the ability to realize anticipated synergies and cost savings; recovery of industry demand, possible disruption in IQB’s or Wherify’s commercial activities caused by terrorist activities or armed conflicts, the related impact on margins, expansion of our business operations, quarterly variations in results, intellectual property issues and the other factors described in IQBs registration statement on form S-4/A as filed on June 30, 2005, IQB’s Annual Report on Form 10-KSB for the year ended June 30, 2004 and IQB’s most recent quarterly reports on Form 10-QSB submitted to the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. This press release is not an offer to sell, or a solicitation of an offer to buy, any shares in the company.

_________________

Wherify, Wherify Wireless and FACES are registered trademarks of Wherify Wireless, Inc. Wherifone is a trademark of Wherify Wireless, Inc. All other trademarks are the property of their respective owners.